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                                                                    EXHIBIT 15.1

January 8, 2002

Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, TX 75057

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Fleming Companies, Inc. for the periods ended October 6, 2001, and September 30, 2000, as indicated in our report dated November 12, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended October 6, 2001, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Dallas, Texas